EXHIBIT 10.45

April 6, 2012

Meadows Office, L.L.C.

900 Route 9 North

Woodbridge, NJ 07095

Attn: Michael K. Nevins, Senior Vice President

RE:	Lease dated October 9, 2007 (the “Lease”)
201 Route 17 North, Meadows Office Complex, Rutherford, New Jersey
New Letter of Credit (the “LOC”)

Dear Michael,

On behalf of Cancer Genetics, Inc. (“CGI” or the “Company”), this letter will memorialize our understandings and intentions relating to CGI’s proposal to provide to Meadows Office, L.L.C. (“Meadows”) a new LOC to serve as the security deposit under the above-referenced Lease of CGI, which expires February 28, 2018.

The following is our understanding of the agreement we have reached:

•

CGI acknowledges that it is currently in default of its obligation to maintain an LOC under the Lease in the amount of $450,000 by virtue of CGI’s having allowed its previously-provided $450,000 LOC to expire without replacing it. In exchange for Meadows agreeing to forbear, subject to the terms and provisions set forth in this letter, from taking action to enforce CGI’s obligations under the Lease to maintain to the $450,000 LOC, CGI has agreed to deliver to Meadows, contemporaneously with this letter, a new LOC in the amount of $250,000. Such new LOC shall be held by Meadows (and may be used by Meadows, to the extent of any defaults under the Lease occurring after the date of this letter) as the security deposit under the Lease, subject to the terms of this letter.

•

If CGI is able, by July 31, 2012, to demonstrate to the reasonable satisfaction of Meadows that CGI has raised capital for the Company’s business (by private investment, private or public financing, or loan financing), in the amount of at least $20,000,000, then (provided CGI has not, during the period from the date of this letter through the date of such funding, defaulted in the performance of its obligations under the Lease), from and after the date of such funding, the amount of the security deposit required to be maintained by CGI under the Lease shall be reduced to $250,000, to be evidenced by the $250,000 LOC (and any replacements thereof), which CGI shall continue to maintain under the Lease.

•

In addition, if CGI is able, by July 31, 2012, to demonstrate to the reasonable satisfaction of Meadows that CGI has raised such funding as set forth above, then (provided CGI has not, during the period from the date of this letter through the date of such funding, defaulted in the performance of its obligations under the Lease), Meadows shall not draw upon the $250,000 LOC to pay for any outstanding liabilities of CGI under the Lease relating to periods prior to the date of this letter.

•

Except and only to the extent specifically set forth above in this letter, Meadows is not agreeing to waive, release, or discharge any obligations of CGI arising under or with respect to the Lease or the liability of CGI or any other party for such obligations. In addition, all agreements of Meadows set forth in this letter shall be null and void if, following the date of this letter and prior to the date CGI demonstrates to the reasonable satisfaction of Meadows that CGI has raised the funding as set forth above, (i) CGI defaults in any of its obligations under the Lease or (ii) CGI does not, by July 31, 2012, demonstrate to the reasonable satisfaction of Meadows that CGI has obtained such funding.

•

CGI acknowledges that it is in receipt of the November 29, 2011 proposal, prepared by Onyx at its request, to expand its leased premises by 1,295 rentable square feet. CGI agrees that, upon raising such additional funds of at least $20,000,000, as set forth above, it will present the proposal to its Board of Directors, and support its approval by the Board of Directors.

•	Meadows consents to CGI’s filing of the Lease to the extent required by the SEC.

If this accurately captures our understanding relating to the matters described in this letter, please have a representative of Meadows sign and date below. We will deliver the new LOC at the same time. You have already received a copy of the new LOC documents to review.

Thank you for your help and flexibility in resolving this matter. As our business expands, we look forward to discussing our additional space needs with you in the future.

Sincerely,

/s/ Panna Sharma

Panna Sharma	Accepted by:	/s/ John Saraceno
Chief Executive Officer	Meadows Office, L.L.C.
Cancer Genetics, Inc.

201 Route 17 North	Date:
Rutherford, NJ 07070